Exhibit 99.1

Acceleron Receives FDA Breakthrough Therapy Designation for Sotatercept in Pulmonary Arterial Hypertension

Sotatercept granted first FDA Breakthrough Therapy designation in pulmonary arterial hypertension since the Agency established the designation in 2013

Cambridge, Mass. – April 8, 2020 – Acceleron Pharma Inc. (Nasdaq: XLRN), a biopharmaceutical company dedicated to the discovery, development, and commercialization of TGF-beta superfamily therapeutics to treat serious and rare diseases, today announced that the United States Food and Drug Administration (FDA) has granted Breakthrough Therapy designation to sotatercept for the treatment of patients with pulmonary arterial hypertension (PAH) (World Health Organization Group 1).

“In January of this year, we reported positive topline results from our PULSAR Phase 2 placebo-controlled trial of sotatercept in patients with PAH,” said Habib Dable, President and Chief Executive Officer of Acceleron. “Based on the results, we believe that sotatercept has the potential to shift the current treatment paradigm and provide significant benefit to patients with PAH on top of currently available therapies. Thus, we’re thrilled that the FDA has granted this Breakthrough Therapy designation—a first for an Acceleron-discovered medicine and for a therapeutic candidate in PAH—as it supports and aligns with our mission to deliver novel therapeutic options to patients in need as quickly as possible.”

The FDA’s Breakthrough Therapy designation is intended to expedite the development and review of drugs for serious or life-threatening conditions. The criteria for Breakthrough Therapy designation require preliminary clinical evidence that demonstrates the drug may provide substantial improvement on at least one clinically significant endpoint over available therapy. A Breakthrough Therapy designation conveys more intensive FDA guidance on an efficient drug development program, an organizational commitment involving senior managers, and eligibility for rolling review and priority review. For more information please visit the FDA website at www.fda.gov.

In 2019, the FDA granted Orphan Drug designation for Sotatercept in PAH.

About Sotatercept

Sotatercept is an investigational agent designed to be a selective ligand trap for members of the TGF-beta superfamily to rebalance BMPR-II signaling, which is a key molecular driver of PAH. In preclinical studies of PAH, sotatercept reversed pulmonary vessel muscularization and improved indicators of right heart failure. Recent topline analysis of the PULSAR Phase 2 trial of sotatercept in patients with PAH revealed the trial met the primary as well as key and other secondary endpoints, with adverse events consistent with previously published data on sotatercept in other diseases. Sotatercept, which is part of a licensing agreement with Bristol Myers Squibb, is also being evaluated in the SPECTRA Phase 2 trial in patients with PAH. For more information, please visit www.clinicaltrials.gov.

Sotatercept is an investigational therapy that is not approved for any use in any country.

About PAH

PAH is a rare and chronic, rapidly progressing disorder characterized by the constriction of small pulmonary arteries and elevated blood pressure in the pulmonary circulation. PAH results in significant strain on the heart, often leading to limited physical activity, heart failure, and reduced life expectancy. The 5-year survival rate for patients with PAH is approximately 57%. Available therapies generally act by promoting the dilation of pulmonary vessels without addressing the underlying cause of the disease. As a result, PAH often progresses rapidly for many patients despite standard of care treatment. A growing body of research has implicated imbalances in BMP and TGF-beta signaling as a primary driver of PAH in familial, idiopathic, and acquired forms of the disease.

About Acceleron

Acceleron is a biopharmaceutical company dedicated to the discovery, development, and commercialization of therapeutics to treat serious and rare diseases. Acceleron’s leadership in the understanding of TGF-beta superfamily biology and protein engineering generates innovative compounds that engage the body's ability to regulate cellular growth and repair.

Acceleron focuses its research and development efforts in hematologic and pulmonary diseases. In hematology, Acceleron and its global collaboration partner, Bristol-Myers Squibb, are co-promoting newly approved REBLOZYL® (luspatercept-aamt), the first and only approved erythroid maturation agent, in the United States and are developing luspatercept for the treatment of chronic anemia in myelofibrosis. Acceleron is developing sotatercept for the treatment of pulmonary arterial hypertension, having recently reported positive topline results of the Phase 2 PULSAR trial and actively enrolling patients in the Phase 2 SPECTRA trial.

For more information, please visit www.acceleronpharma.com. Follow Acceleron on social media: @AcceleronPharma and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements about Acceleron’s strategy, future plans and prospects, including statements regarding the development of sotatercept in PAH, the timeline for clinical development and regulatory approval of sotatercept in PAH, the expected timing for reporting of data from ongoing clinical trials, and the potential of Acceleron’s compounds as therapeutic drugs. The words "anticipate," "believe," "could," "estimate," "expect," "goal," "intend," "may," "plan," “possible,” "potential," "project," "should," "target," "will," "would," and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results could differ materially from those included in the forward-looking statements due to various factors, risks and uncertainties, including, but not limited to, that preclinical testing of Acceleron’s compounds and data from clinical trials may not be predictive of the results or success of ongoing or later clinical trials, that regulatory approval of Acceleron’s compounds in one indication or country may not be predictive of approval in another indication or country, that the development of Acceleron’s compounds will take longer and/or cost more than planned, that Acceleron will be unable to successfully complete the clinical development of Acceleron’s compounds, that Acceleron may be delayed in initiating, enrolling or completing any clinical trials, that Acceleron’s compounds will not receive regulatory approval or become commercially successful products, and that Breakthrough Therapy designation may not expedite the development or review of sotatercept. These and other risks and uncertainties are identified under the heading “Risk Factors” included in Acceleron’s most recent Annual Report on Form 10-K, and other filings that Acceleron has made and may make with the SEC in the future.

The forward-looking statements contained in this press release are based on management's current views, plans, estimates, assumptions, and projections with respect to future events, and Acceleron does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Source: Acceleron Pharma

CONTACT:
Acceleron Pharma Inc.

Investors:
Todd James, 617-649-9393
Senior Vice President, Corporate Affairs and Investor Relations

Media:
Matt Fearer, 617-301-9557
Director, Corporate Communications

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